First American Strategy Funds, Inc.
              Form N-SAR for Annual Period Ended September 30, 2002

Sub-Item 77C.  Submission of matters to a vote of security holders.

     A special meeting of shareholders was held on May 14, 2002, at which the following matters were voted upon and approved by shareholders, with the following voting results:

     1. Approve an agreement and plan of reorganization, attached to the prospectus/proxy statement for the special meeting, which provides for and contemplates (A) the acquisition of all the assets of Strategy Global Growth Allocation Fund by Strategy Aggressive Allocation Fund and the assumption of all identified and stated liabilities of Strategy Global Growth Allocation Fund by Strategy Aggressive Allocation Fund in exchange for shares of Strategy Aggressive Allocation fund and (B) the subsequent liquidation of Strategy Global Growth Allocation Fund:

                  For:                        3,711,065
                  Against:                          0
                  Abstain:                          0